Exhibit 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (“Agreement”) by and between POWELL INDUSTRIES, INC. (the “Company”) and THOMAS W. POWELL (“Mr. Powell”);
W I T N E S S E T H:
     WHEREAS, Mr. Powell has most recently been the Company’s Chief Executive Officer; and
     WHEREAS, the Company recognizes the more than forty-four (44) years of exemplary service by Mr. Powell to the Company.
     WHEREAS, the Company and Mr. Powell are desirous of establishing the financial and other terms of Mr. Powell’s transition from the Company as Chief Executive Officer to that of a consulting relationship with the Company;
     NOW, THEREFORE, for and in consideration of the compensation to be paid Mr. Powell under this Agreement and the mutual promises, covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Company and Mr. Powell agree as follows:
     1. Resignation as Director and Officer. Mr. Powell has resigned his position as Chief Executive Officer of the Company as well as any other offices, positions or directorships he holds with the Company and its affiliates (other than his position as a director of the Company (the "Board”) effective as of September 30, 2008. Mr. Powell shall provide services to the Company, in accordance with the terms of this Agreement.

     2. Consulting Arrangement.
     (a) Services Period. The Company hereby engages Mr. Powell to provide advice and consulting services during the period commencing October 1, 2008 and ending September 30, 2010, provided that such period may be earlier terminated as provided herein (the “Services Period”). The Services Period will terminate immediately upon Mr. Powell’s death or resignation, or, at the election of the Company, (i) if Mr. Powell materially breaches any of his material obligations under this Agreement and such material breach is not cured within a period of 30 days after written notice from the Company to Mr. Powell specifying the breach, or (ii) upon written notice to Mr. Powell in the event Mr. Powell accepts other employment or a consulting arrangement (inclusive of service on corporate boards) that cumulatively impairs, as determined in good faith by the Board, Mr. Powell’s ability to serve the interests of the Company 30 days after notice thereof to Mr. Powell and his failure to terminate such arrangement.
     (b) Extent of Services. During the Services Period, Mr. Powell shall provide advice and consulting services to the Company as to such strategic initiatives and special projects, and such other reasonable services as may be requested by the Company. It is contemplated that during the Services Period Mr. Powell would, to the extent requested by the Company, provide advice or assistance with respect to strategic planning, identifying and evaluating business development and strategic opportunities (including mergers and acquisitions) and customer and investor relations. During the Services Period Mr. Powell shall carry out his duties under this Agreement under the direction of the Company. In providing his advice and consulting services, Mr. Powell shall not be required to maintain any specific work schedule and will devote such time that is reasonable and necessary to appropriately address those assignments as received from the Company.
     In connection with Mr. Powell’s services hereunder, Mr. Powell specifically agrees that during the term of this Agreement that the Company shall have the right in its marketing and investor relations efforts, as well as in its public information releases, to be able to use Mr. Powell’s name, photographic image and to reasonably request quotes from Mr. Powell regarding the Company, its business and the power industry.
     (c) Confidential Information. Mr. Powell recognizes and acknowledges that in his past executive capacity he has had, and during the Services Period he will have, access to Confidential Information (as hereinafter defined) of the Company, its collaborators and third parties with which the Company has established a relationship of confidentiality, and that such information is a valuable, special and unique asset of the Company or such collaborators or third parties. Therefore, as part of this Agreement, Mr. Powell agrees that he will not, during or for a period of five (5) years after the term of the Services Period, disclose any Confidential Information he obtains from the Company, as well as Confidential Information developed as a result of services rendered hereunder, to any person, firm, corporation or other entity for any improper reason or purpose nor use any such Confidential Information for any purpose other than those contemplated by this Agreement without the prior express written consent of the Company. As used in this Agreement, the term “Confidential Information” will mean any and all confidential information provided by the Company to Mr. Powell in the course of his prior and future services to the Company, as well as Confidential Information developed as a result of services rendered hereunder. Confidential Information includes, but is not limited to, confidential information about the Company’s products, product development strategy and timelines, processes and procedures, equipment, engineering designs and capabilities, research efforts, marketing research and plans, financial data and projections, know-how, trade secrets, inventions (whether or not patentable), ideas and other information of a technical, scientific, strategic, legal or economic nature, relating to the future, present or past business, operations, plans or assets of the Company, its collaborators or third parties with which the Company has established a relationship of confidentiality, which information has been or is provided by the Company to Mr. Powell during the course of Mr. Powell’s prior or future services to the Company, or are generated or identified by Mr. Powell in connection with his services hereunder; provided, however, that Confidential information will not include the following:
     (1) information that at the time of disclosure to Mr. Powell is in the public domain, or information that later becomes part of the public domain through no act or omission of Mr. Powell in breach of his obligations hereunder;
     (2) information received by Mr. Powell from a third party who did not acquire such information on a confidential basis, either directly or indirectly, from the Company and is not under a confidentiality agreement with the Company;
     (3) information which Mr. Powell is compelled to disclose by operation of law.
In the event that Mr. Powell is requested by subpoena, civil investigation demand or similar process to disclose any Confidential Information of the Company, he will provide prompt notice of such potential disclosure to the Company so that an appropriate protective order may be sought or a waiver of compliance with the provisions of this

Agreement may be granted. If, in the absence of a protective order or the receipt of a waiver hereunder, Mr. Powell is nonetheless legally required to disclose Confidential Information, then in such event Mr. Powell may disclose such information without liability hereunder, provided that the Company has been given such opportunity as may be reasonable under the circumstances to review the text of such disclosure before it is made.
     (d) Noncompetition. Mr. Powell agrees that to protect the Company’s Confidential Information, it is necessary to enter into the following restrictive covenants which are ancillary to the enforceable promises between the Company and Mr. Powell in Paragraph 2(c). Mr. Powell acknowledges that the business of designing, engineering, manufacturing, distributing and servicing complex, custom-engineered solutions for power and other critical process systems, in which the Company is engaged is very competitive. Mr. Powell further acknowledges that the Company’s operations are global, and the Company has competitors and/or potential competitors throughout the world. Thus, the covenants in this Paragraph 2(d) are intended to be worldwide restrictions. Accordingly, Mr. Powell hereby agrees that, to protect the Company’s Confidential Information, during the greater of the Services Period or the period ending five (5) years after the Services Period hereof (the “Restrictive Period”), he will not be engaged, directly or indirectly, as an executive, director, consultant or an employee of an enterprise in the business of designing, engineering, manufacturing, marketing, selling or developing products that are directly competitive with those the Company was researching, developing or selling as of September, 2008 (collectively “Company Products”). Mr. Powell further agrees that during the Restrictive Period he will not take any action intended to induce any employee of the Company or any affiliate of the Company, to terminate his or her employment.
     During the Restrictive Period, Mr. Powell shall provide the Company with written notice and obtain Board approval (which will not be unreasonably withheld) prior to engaging in any activity, as an employee, director, consultant or in any capacity, on Mr. Powell’s behalf or for any person, association, or entity, that a reasonable person would view as being competitive with the business of the Company.
     Mr. Powell agrees that the restrictions stated in this provision are reasonably required to protect the goodwill and other legitimate business interests of the Company, given the Confidential Information of the Company that he possesses and shall possess in the future as a result of his service under this Agreement. In addition, the restrictions are narrowly tailored such that they are no greater than necessary to protect the goodwill and other legitimate business interests of the Company.
     (e) Work Product. Mr. Powell agrees that any design, invention, copyright or trademark materials made or created as a result of or in connection with his duties hereunder shall be the sole and exclusive property of the Company, and he hereby assigns and transfers to the Company his entire right, title and interest in and to the foregoing. Mr. Powell further agrees that, at the Company’s request and expense, he will execute any deeds, assignments or other documents necessary to transfer any such design, invention, copyright or trademark materials to the Company and will cooperate with the Company or its nominee in perfecting the Company’s title (or the title of the Company’s designee) in such materials. During the term of this Agreement, Mr. Powell shall keep the Company informed of the development of all designs, inventions or copyright materials made, conceived or reduced to practice by him, in whole or in part, alone or with others, that either result from any work he may do for or at the request of the Company or any affiliate of the Company or are related to the present or contemplated activities, investigations or obligations of the Company or any affiliate of the Company. If any such design, invention, or copyright material relating in any manner to the business of the Company or any research and development of the Company or any affiliate of the Company is disclosed by Mr. Powell within six (6) months after the termination of this Agreement, it shall be presumed that such design, invention, copyright or trademark materials resulted or were conceived from developments made during the period of this Agreement, and Mr. Powell agrees that any such design, invention, copyright or trademark materials shall belong to the Company.
     (f) Compliance With Company’s Code of Business Conduct and Company Policies. During the Services Period Mr. Powell will comply with the Company’s Code of Business Conduct and, during the Services Period, will comply with the provisions of the Company’s Employee Handbook that are not in conflict with the terms hereof.
3. Compensation and Benefits.
     (a) Base Compensation. The Company agrees to pay Mr. Powell for the services provided under this Agreement compensation of $240,000. This annual compensation shall be paid in consecutive and equal quarterly installments of $60,000 each during the term hereof.
     (b) Office and Administrative Support. During the Services Period, the Company, at the Company’s sole cost and expense, will provide Mr. Powell with executive office space, customary office equipment and reasonable information technology resources at the Company’s offices, and secretarial assistance. During the Services Period, Mr. Powell will be entitled to use of a Company owned or leased automobile of substantially the same quality and on substantially the same terms as provided to Mr. Powell during his employment with the Company as its Chief Executive Officer.
     (c) Expenses. Mr. Powell will be entitled to reimbursement from the Company for reasonable business and travel expenses that are incurred in connection with the performance of his duties under this Agreement. Mr. Powell’s expenses shall be reimbursed to him at the end of each quarter during the term hereof.
     (d) Services as a Director. Mr. Powell’s continuing service as a non-executive member of the Board of the Company, including as Chairman, shall not in any way be affected as a result of any compensation he receives under the terms of this, or any other agreement with the Company, and he shall continue to be entitled to all compensation and benefits as received by other members of the Board.
4. General.
     (a) Notices. Any notice required or permitted to be given under this Agreement will be sufficient if in writing and sent by certified mail, return receipt requested, to the respective address of each of the parties on the signature page hereof and if to the Company, to the attention of the President.
     (b) No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

     (c) Successor Obligations and Assignment. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company. Mr. Powell cannot assign any of his rights, benefits or obligations under this Agreement, except for any assignment of any of the rights to receive payments and benefits hereunder in connection with family financial planning by Mr. Powell, which assignment shall be subject to the prior written consent of the Company and which consent will not be unreasonably withheld. Mr. Powell’s rights and benefits under this Agreement will not be subject to involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the Company. Notwithstanding the foregoing, Mr. Powell may assign his rights and obligations under this Agreement to a corporation or limited liability company owned and controlled by him; provided that all services shall be performed on behalf of such corporation or company by Mr. Powell, and no such assignment shall relieve Mr. Powell from personal responsibility and liability for his covenants and obligations hereunder.
     (d) Amendment. This Agreement may not be modified or any provision hereof waived or amended except by an agreement in writing executed by both the Company and Mr. Powell.
     (e) Governing Laws. This Agreement will be subject to and governed by the laws of the State of Texas without regard to any laws relating to choice or conflicts of laws and shall be payable and performable in Houston, Harris County, Texas.

     (f) Withholding of Taxes. The Company may withhold from any compensation, payments or benefits under this Agreement all federal, state or other taxes as may be required pursuant to any law or governmental regulation or ruling.
     (g) Headings. The Paragraph headings have been inserted for purposes of convenience and will not be used for interpretive purposes.
     (h) Severability. If, as the result of the determination of a court of competent jurisdiction, it is determined that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Agreement, and all other provisions will remain in full force and effect.
     (i) If a dispute arises out of or related to this Agreement and the dispute cannot be settled through direct discussions, the Company and Mr. Powell agree that they will first endeavor to settle the dispute in an amicable fashion through the use of a mediator. The mediator will be mutually agreed to by the parties and each party will pay an equal share of the cost of such mediator. If such efforts fail to resolve the dispute, then any and all claims, demands, causes of action, disputes, controversies and other matters in question arising out of or relating to this Agreement, any of its provisions, or the relationship or the separation of the relationship, between the parties, whether sounding in contract, tort or otherwise, whether provided by statute or the common law, for damages or any other relief (all of which are referred to herein for purposes of Paragraph 5(i) as “Disputes”), will be resolved by binding arbitration. The demand for arbitration will be made within a reasonable period of time after the Dispute has arisen and prior to the time such Dispute would be barred by the applicable statute of limitations for legal or equitable proceedings. The arbitration proceeding will be conducted in Houston, Texas, by a panel of three arbitrators. Each party will select one arbitrator, and the two selected arbitrators will select the third arbitrator. If for any reason, all three arbitrators are not selected pursuant to the foregoing process, the American Arbitration Association will select the arbitrator(s) necessary to complete the panel. The enforcement of this agreement to arbitrate, the validity, construction and interpretation of this agreement to arbitrate will be governed by the Federal Arbitration Act and the Commercial Arbitration Rules then in effect with the American Arbitration Association.
     IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts each of which constitute the original as of the 18th day of July, 2008.

POWELL INDUSTRIES, INC.
By:	/s/ Patrick L. McDonald
	Name:	Patrick L. McDonald
	Title:	President

Address:	8550 Mosley Houston, Texas 77075

/s/ Thomas W. Powell
Thomas W. Powell

Address:	1386 CR 224 Giddings, TX 78942

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